Exhibit 4.2

OFFICER’S CERTIFICATE
PURSUANT TO SECTION 301 OF THE INDENTURE

The undersigned, Alan J. Dean, Executive Vice President and Chief Financial Officer, and David S. Reynolds, Vice President and Chief Accounting Officer, of CBOE Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Section 301 of the Indenture dated January 12, 2017 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), providing for the issuance of an unlimited amount of Debt Securities (the “Debt Securities”), do hereby certify that:

1.              The terms and conditions of a series of the Debt Securities designated as 3.650% Senior Notes due 2027 (the “Notes”) to be issued under the Indenture as global securities (the “Global Securities”), and to be sold by the Company pursuant to the Underwriting Agreement dated January 9, 2017 (the “Underwriting Agreement”) among the Company and the several Underwriters (as defined therein), were duly approved and authorized by the Designated Officers (as defined in the resolutions adopted by the Board of Directors of the Company on December 14, 2016 (the “Resolutions”)) of the Company, as evidenced by the certificate of Alan J. Dean in his capacity as a Designated Officer, dated January 12, 2017, in accordance with the Resolutions, a true and complete copy of which is attached hereto as Exhibit A, and such terms and conditions of the Notes are set forth in the form of the Global Security relating to the Notes in accordance with the Indenture, in the form attached hereto as Exhibit B.

2.              In connection with the foregoing, (i) we have read Article One of the Indenture, captioned “Definitions and Other Provisions of General Application,” Article Two of the Indenture, captioned “Security Forms,” Article Three of the Indenture, captioned “The Securities,” and the other applicable provisions of the Indenture; (ii) we have consulted and made inquiries of certain officials of the Company and examined certain records relating to the Company and the above-mentioned actions taken by it; (iii) we have made such investigation and examination as we deemed appropriate and as in our opinion is necessary to enable us to express an informed opinion as to the foregoing matters; and (iv) in our opinion the foregoing matters are true and all conditions precedent under the Indenture relating to the execution and delivery of the Notes have been complied with.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of this 12th day of January, 2017.

CBOE HOLDINGS, INC.

By:	/s/ Alan J. Dean
	Name:	Alan J. Dean
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ David S. Reynolds
	Name:	David S. Reynolds
	Title:	Vice President and Chief Accounting Officer

[Signature Page to Officer’s Certificate Pursuant to Section 301 of the Indenture]

EXHIBIT A

Certificate of Alan J. Dean, in his capacity as a Designated Officer, dated January 12, 2017, evidencing resolutions adopted on December 14, 2016

EXHIBIT B

Form of Global Note

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE& CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE& CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE& CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CBOE HOLDINGS,INC.

3.650% SENIOR NOTES
DUE 2027

No.[R-1] [R-2]	$[500,000,000]
[150,000,000]
(Principal Amount)

REGISTERED	ISIN: US12503MAA62
GLOBAL SECURITY	CUSIP: 12503M AA6

CBOE HOLDINGS,INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”, which term includes any successor corporation under the Indenture referred to herein), for value received, hereby promises to pay to CEDE& CO., or registered assigns, the principal sum indicated on Schedule A hereto on January 12, 2027 (the “Stated Maturity Date”), unless redeemed on a Redemption Date (as defined herein) or Special Mandatory Redemption Date (as defined herein) prior to the Stated Maturity Date (the Stated Maturity Date, any Redemption Date or any Special Mandatory Redemption Date is also referred to herein as the “Maturity Date” with respect to the principal repayable on such date), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon, in like coin or currency, at a rate of 3.650% per year, computed on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly made available for payment, semi-annually in arrears on January 12 and July 12 (each, an “Interest Payment Date”) in each year commencing on July 12, 2017, to the registered holder of this Note (the “Holder”) as of the close of business on the “Regular Record Date” for such interest payment, which shall be the December 28 and June 27 preceding the respective Interest Payment Date (whether or not a Business Day (as defined herein)). Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from January 12, 2017, until the principal hereof has been paid or duly made available for payment. If the Maturity Date or an Interest Payment Date falls on a day which is not a Business Day, principal, premium, if any, and interest payable with respect to such Maturity Date or Interest Payment Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if made on such Maturity Date or Interest Payment Date, as the case may be, and no interest shall accrue on the amount so payable for the period from and after such Maturity Date or Interest Payment Date. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person (as defined in the Indenture) in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest payment. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Persons, and on the notice, as is provided in the Indenture. As used herein, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment (as defined in the Indenture) are authorized or obligated by law or executive order to close.

This Note is one of a duly authorized issue of securities (hereinafter called the “Securities”) of the Company issued and to be issued under an Indenture, dated as of January 12, 2017 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto and the Officer’s Certificate setting forth the form and the terms of the series of Securities reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated as “3.650% Senior Notes due 2027” (the “Notes”). The Indenture does not limit the aggregate principal amount of Securities or Notes that may be issued thereunder.

Optional Redemption

The Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time prior to October 12, 2026 (the date that is three months prior to their Stated Maturity Date) (the “Par Call Date”) on not less than 30 nor more than 60 days’ prior notice transmitted to the Holders of the Notes to be redeemed. The Notes will be so redeemable at a redemption price equal to the greater of (1)100% of the principal amount of the Notes to be redeemed and (2)the sum of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due after the related date fixed for the redemption therefor (the “Redemption Date”) to, but excluding, the Par Call Date but for such redemption (except that, if such Redemption Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued and unpaid thereon to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in the case of both clauses (1)and (2)above, accrued and unpaid interest on the Notes being redeemed, if any, to, but excluding, such Redemption Date. The Company will be required to notify the Trustee of the redemption price with respect to any redemption promptly after the calculation and the Trustee will not be responsible for such calculation.

At any time on and after the Par Call Date, the Company may, at its option, redeem the Notes in whole or in part, at any time and from time to time on not less than 30 nor more than 60 days’ prior notice transmitted to the Holders of Notes to be redeemed. The Notes will be so redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed, if any, to, but excluding, the Redemption Date.

Notwithstanding the foregoing, payments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a date fixed for redemption of any Notes will be payable to the Holders of those Notes registered as such at the close of business on the relevant Regular Record Date according to their terms and the terms and provisions of the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1)the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2)if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner& Smith Incorporated, Morgan Stanley& Co. LLC and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) specified from time to time by the Company, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

On and after any Redemption Date, interest will cease to accrue on the Notes called for redemption. On or prior to any Redemption Date, the Company shall deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all the Notes are to be redeemed, (a)if such Notes are represented by global notes, interests in such global notes will be selected for redemption in accordance with the customary procedures of The Depository Trust Company (“DTC”), or (b)if such Notes are represented by notes in certificated form, the Trustee will select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by indenture trustees in similar circumstances.

To the extent that (i)the foregoing Optional Redemption provision of this Note modifies in any respect Article Eleven of the Indenture or (ii)there is any inconsistency between the foregoing Optional Redemption provision of this Note and the provisions of Article Eleven of the Indenture, in each case the provisions of the foregoing Optional Redemption provision shall govern and control.

Special Mandatory Redemption

Pursuant to an Agreement and Plan of Merger, dated as of September 25, 2016 (the “Merger Agreement”), by and among the Company, Bats Global Markets,Inc. (“Bats”), CBOE Corporation and CBOE V, LLC, subject to the receipt of required regulatory approvals and satisfaction of customary closing conditions, the Company will acquire Bats in a series of successive merger transactions (the “merger”). Following the consummation of the merger, Bats will become an indirect wholly owned subsidiary of the Company (the “Acquisition”).  In the event that the Acquisition has not occurred on or prior to October 23, 2017, or the Merger Agreement is terminated other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced, the Company will be required to redeem all outstanding Notes on a Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). The “Special Mandatory Redemption Date” means the earlier to occur of (1)the tenth business day following October 23, 2017, if the merger has not been completed on or prior to October 23, 2017, or (2)the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an Interest Payment Date falling on or prior to the Special Mandatory Redemption Date will be payable on such Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date in accordance with the Notes and the Indenture.

The Company will cause the notice of special mandatory redemption to be transmitted, with a copy to the Trustee, within ten business days after the occurrence of the event triggering the special mandatory redemption to each Holder at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the Notes will cease to bear interest.

To the extent that (i)the foregoing Special Mandatory Redemption provision of this Note modifies in any respect Article Eleven of the Indenture or (ii)there is any inconsistency between the foregoing Special Mandatory Redemption provision of this Note and the provisions of Article

Eleven of the Indenture, in each case the provisions of the foregoing Special Mandatory Redemption provision shall govern and control.

The failure to redeem the Notes when required pursuant to the terms and conditions hereof or to pay the repurchase price for Notes once the Notes are required to be repurchased pursuant in accordance with the Indenture shall constitute an Event of Default (as defined in the Indenture) with respect to the Notes in accordance with the terms of the Indenture.

Change of Control

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in whole (as described under “Optional Redemption”) or the conditions to a special mandatory redemption have occurred (as described under “Special Mandatory Redemption”), Holders of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”); provided that, notwithstanding the foregoing, payments of interest on Notes that are due and payable on any Interest Payment Date falling on or prior to such date of repurchase will be payable to the Holders of the Notes registered as such at the close of business on the relevant Regular Record Date according to their terms and the terms and provisions of the Indenture.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Company will (unless the Company has exercised its right to redeem the Notes in whole or a special mandatory redemption event has occurred) be required to transmit a notice to Holders of Notes and the Trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), which offer will constitute the Change of Control Offer. The notice will, if sent prior to the date on which the Change of Control occurs, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Holders of Notes electing to have a Note or portion thereof repurchased pursuant to a Change of Control Offer will be required to surrender the Note (which, in the case of global notes, must be made in accordance with the procedures of DTC, as depositary for such Notes) to the Trustee under the Indenture (or to such other person as may be designated by the Company for such purpose) as provided in the applicable Change of Control notice prior to the close of business on the third business day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures and requirements set forth in such Change of Control notice.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•                                accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and not withdrawn;

•                                deposit with the paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted by the Company for payment; and

•                                deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

Interest on Notes and portions of Notes properly tendered for repurchase pursuant to a Change of Control Offer and not withdrawn will cease to accrue on and after the applicable Change of Control Payment Date, unless the Company shall have failed to accept such Notes and such portions of Notes for payment or failed to deposit the Change of Control Payment in respect thereof in accordance with the immediately preceding paragraph. The Company will promptly pay, or cause the Trustee or a paying agent for the Notes to promptly pay (by application of funds deposited by the Company as aforesaid), to each Holder of Notes (or portions thereof) properly tendered and not withdrawn and accepted for payment by the Company pursuant to such Change of Control Offer, the Change of Control Payment for such Notes. In the case of any Note repurchased in part, the Trustee will promptly authenticate and mail (or cause to be delivered by book-entry transfer) to the Holder a new Note equal in principal amount to any unrepurchased portion of the Note repurchased in part.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with these Change of Control provisions, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these Change of Control provisions by virtue of such compliance. The Trustee shall not be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any Rating Event has occurred.

For purposes of a repurchase at the option of Holders pursuant to this Change of Control provision, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any Person other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of its Voting Stock or other Voting Stock into which the Company Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the

Company, in any such event pursuant to a transaction in which any of the outstanding shares of the Company’s Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the resulting or surviving Person or any direct or indirect parent company of the resulting or surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan providing for the liquidation or dissolution of the Company.  Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same (in the Company’s good faith judgment) as the Holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB— (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company pursuant to clause (2) of the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of its control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered to below an Investment Grade Rating by each of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of the first public notice of (i) the occurrence of a Change of Control or (ii) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s, a division of S&P Global Inc., or its successor.

“Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The foregoing Change of Control provision of this Note shall be the only provisions in respect of the Notes relating to the subject matter set forth in this Change of Control provision and the provisions of Article Thirteen of the Indenture shall not be applicable to the Notes.

Payment of the principal of, premium, if any, and interest on this Note will be made by wire transfer in immediately available funds to an account maintained by the Depositary for such purpose.

The Notes will not be subject to any sinking fund.

The Notes will be initially issued in an aggregate principal amount of $650,000,000. The Company may, without notice to or consent of the Holders or beneficial owners of the Notes, issue as a separate offering additional notes having the same ranking, interest rate, maturity and other terms as the Notes. The Notes and any such additional notes will constitute a single series.

The Notes will constitute part of the Company’s unsecured and unsubordinated obligations and will rank equally in right of payment to all of the Company’s other existing and future unsecured senior obligations.

The Notes are subject to the satisfaction and discharge and defeasance provisions of the Indenture in accordance with Article Four and Article Fourteen of the Indenture, respectively.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared, and upon such declaration shall be due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture to be effected at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of all Outstanding (as defined in the Indenture) Securities under the Indenture affected by such amendment and modification. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Outstanding Securities of any series under the Indenture, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture or such Securities and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, places, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in the Place of Payment duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series having the same terms as this Note, of authorized denominations, having the same terms and conditions and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes having the same terms as this Note of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used but not defined in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture and all references in the Indenture to “Security” or “Securities” shall be deemed to include the Notes.

Unless the certificate of authentication hereon has been executed by Wells Fargo Bank, National Association, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile.

CBOE Holdings, Inc.

By:
			Name:	Alan J. Dean
			Title:	Executive Vice President and Chief Financial Officer

Attest:

By:
Name:	David S. Reynolds
Title:	Vice President and Chief Accounting Officer

[Signature Page to Note]

Date:	January 12, 2017

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title: Authorized Signatory

[Authentication Page to Note]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. no.)

And irrevocably appoint

Agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed by an eligible guarantor

Signature Guarantee*:

*Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES OF INTEREST IN THE GLOBAL NOTE

The initial principal amount of this Global Note is [$500,000,000][$150,000,000]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian